As filed with the U.S. Securities and Exchange Commission on September 25, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Rocky Mountain Chocolate Factory, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1535633
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

265 Turner Drive
Durango, Colorado	81303
(Address of principal executive offices)	(Zip Code)

Rocky Mountain Chocolate Factory, Inc.

2024 Omnibus Incentive Compensation Plan

(Full title of the plan)

Jeffrey R. Geygan
Interim Chief Executive Officer
Rocky Mountain Chocolate Factory, Inc.
265 Turner Drive
Durango, CO 81303
Telephone: (970) 259-0554

(Name and address of agent for service)

(Telephone number, including area code, of agent for service)

Copies to:

Amanda N. Urquiza

Douglas K. Schnell

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On June 25, 2024, subject to stockholder approval, the Board of Directors (the “Board”) of Rocky Mountain Chocolate Factory, Inc. (the “Company”) adopted the Rocky Mountain Chocolate Factory, Inc. 2024 Omnibus Incentive Compensation Plan (the “2024 Plan”). The Plan was subsequently approved by the Company’s stockholders at the Company’s 2024 Annual Meeting of Stockholders held on August 23, 2024 (the “Effective Date”). The number of shares of common stock, $0.001 par value (the “Common Stock”), authorized for issuance pursuant to the 2024 Plan is equal to (i) 600,000 newly authorized shares (the “Newly Authorized Shares”), plus (ii) that number of shares of Common Stock remaining available for issuance as of the Effective Date under the Rocky Mountain Chocolate Factory, Inc. 2007 Equity Incentive Plan, as amended (the “Prior Plan”) (that is, shares not subject to outstanding awards under the Prior Plan nor delivered from the shares reserved under the Prior Plan), plus (iii) that number of shares of Common Stock subject to awards granted under the Prior Plan that are outstanding as of the Effective Date and which become available in accordance with the provisions of the Plan (the shares in clauses (ii) and (iii), the “Prior Plan Shares”). The Company is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register the offer and sale of an aggregate of 1,031,940 shares of Common Stock, which consists of (i) the 600,000 Newly Authorized Shares and (ii) 431,940 Prior Plan Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Rocky Mountain Chocolate Factory, Inc. 2024 Omnibus Incentive Compensation Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated by reference into this Registration Statement as of their respective dates of filing:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2024, filed on June 13, 2024;
(b)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2024, filed on July 15, 2024;
(c)

The portions of the Company’s Definitive Proxy Statement on Schedule 14A filed on July 3, 2024, that are incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended February 29, 2024;

(d)

The Company’s Current Reports on Form 8-K filed on March 28, 2024, May 10, 2024, May 15, 2024, May 20, 2024, June 5, 2024, June 6, 2024, June 12, 2024, June 28, 2024, July 15, 2024, July 24, 2024, July 25, 2024, July 31, 2024, August 7, 2024, and August 27, 2024; and

(f)

The description of the Company’s Common Stock set forth in our registration statement on Form 8-A12B, filed with the SEC on March 2, 2015, including any amendments thereto or reports filed for the purposes of updating this description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL).

Section 102 of the DGCL authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payments of dividends, stock purchases or redemptions or (4) transactions from which a director derives an improper personal benefit.

The Company’s certificate of incorporation contains provisions protecting its directors and officers to the fullest extent permitted by Sections 102 and 145 of the DGCL. The Company’s bylaws provide similar protection under Section 145 of the DGCL for its directors and officers.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against certain liabilities asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The Company maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

The Company enters into agreements to indemnify its directors and certain of its officers to the maximum extent allowed under Delaware law. These agreements, among other things, indemnify the Company’s directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the Company’s right, on account of any services undertaken by such person on behalf of the Company or that person’s status as a member of the Board.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
3.1

Amended and Restated Certificate of Incorporation of Rocky Mountain Chocolate Factory, Inc., a Delaware corporation (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K12G3 filed on March 1, 2015)

3.2	Third Amended and Restated Bylaws of Rocky Mountain Chocolate Factory, Inc. (Incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on September 12, 2023)
4.1	Description of Securities (Incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on June 13, 2024).
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
23.2*	Consent of CohnReznick, LLP
23.3*	Consent of Plante & Moran, PLLC
24.1*	Power of Attorney (included on signature page).
99.1

Rocky Mountain Chocolate Factory, Inc. 2024 Omnibus Incentive Compensation Plan (Incorporated by reference to Annex A to the Company’s Revised Definitive Proxy Statement, dated July 3, 2024, for the Company’s 2024 Annual Meeting of Stockholders).

107*	Filing Fees Exhibit.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” and “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durango, State of Colorado, on September 25, 2024.

Rocky Mountain Chocolate Factory, Inc.

By:	/s/ Jeffrey R. Geygan
Name:	Jeffrey R. Geygan
Title:	Interim Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Jeffrey R. Geygan or Carrie E. Cass as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act and to file the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their, his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Name	Title	Date
/s/ Jeffrey R. Geygan	Interim Chief Executive Officer and Director	September 25, 2024
Jeffrey R. Geygan	(Principal Executive Officer)

/s/ Carrie E. Cass	Chief Financial Officer	September 25, 2024
Carrie E. Cass	(Principal Financial and Accounting Officer)

/s/ Starlette B. Johnson	Chair of the Board of Directors	September 25, 2024
Starlette B. Johnson

/s/ Charles B. Arnold	Director	September 25, 2024
Charles B. Arnold

/s/ Steven L. Craig	Director	September 25, 2024
Steven L. Craig

/s/ Mark O. Riegel	Director	September 25, 2024
Mark O. Riegel